UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): August 8, 2013

HALCÓN RESOURCES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-35467	20-0700684
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1000 Louisiana St., Suite 6700 Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (832) 538-0300

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01      Entry into a Material Definitive Agreement.

Purchase Agreement

On August 8, 2013, Halcón Resources Corporation (the “Company”) and its wholly owned subsidiaries (the “Guarantors”) entered into a Purchase Agreement (the “Purchase Agreement”) with BMO Capital Markets Corp., on behalf of the initial purchasers named therein (the “Initial Purchasers”), by which the Company agreed to issue and sell, and the Initial Purchasers agreed to purchase, $400.0 million aggregate principal amount of its 9.25% senior notes due 2022 (the “2022 Notes”) at a purchase price of 100.0% of the principal amount of the 2022 Notes, in accordance with exemptions from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) afforded by Rule 144A and Regulation S under the Securities Act.

On August 13, 2013, the 2022 Notes were issued at 100.0% of their face amount for net proceeds of approximately $392.2 million after deducting the Initial Purchasers’ discounts and commissions and estimated offering expenses. (The Company previously issued a press release announcing the pricing terms of the 2022 Notes, a copy of which is filed herewith as Exhibit 99.1.) The Company intends to use the net proceeds from the offering to repay a portion of the outstanding borrowings under its senior secured revolving credit facility, which has been, and will continue to be, drawn upon to partially fund acquisitions of both leasehold and producing properties in core areas. The borrowing base under the Company’s senior secured revolving credit facility was reduced from $810.0 million to $710.0 million as a result of the issuance of the 2022 Notes.

The 2022 Notes have not been registered under the Securities Act or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws.

The Purchase Agreement contains customary representations and warranties of the parties and indemnification and contribution provisions whereby the Company and the Guarantors, on the one hand, and the Initial Purchasers, on the other, have agreed to indemnify each other against certain liabilities. Affiliates of each of the Initial Purchasers are lenders under the Company’s senior secured revolving credit facility.

The foregoing description of the Purchase Agreement is qualified by reference to the full text of the Purchase Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Indenture

Also in connection with the sale of the 2022 Notes, the Company entered into an Indenture (the “Indenture”), dated August 13, 2013, among the Company, the guarantors named therein and U.S. Bank National Association, as trustee (the “Trustee”), which is described in Item 2.03 below. The information in Item 2.03 of this Current Report on Form 8-K is incorporated herein by reference.

Registration Rights Agreement

In connection with the sale of the 2022 Notes, the Company entered into a Registration Rights Agreement, dated August 13, 2013, between the Company and BMO Capital Markets Corp., on behalf of the Initial Purchasers (the “Registration Rights Agreement”). Pursuant to the Registration Rights Agreement, the Company has agreed to conduct a registered exchange offer for the 2022 Notes or cause to become effective a shelf registration statement providing for the resale of the 2022 Notes. In connection with the exchange offer, the Company is required to (a) file an exchange offer registration statement (the “Registration Statement”) and use its reasonable best efforts to cause such Registration Statement to become effective, (b) promptly following the effectiveness of the Registration Statement, offer to exchange each 2022 Note for a new note of the Company having terms substantially identical in all material respects to such 2022 Note, and (c) keep the registered exchange offer open for not less than 20 business days after the date notice of the exchange offer is mailed to the holders of the 2022 Notes. If the exchange offer is not consummated within 365 days after August 13, 2013, or upon the occurrence of certain other events, the Company has agreed to file a shelf registration statement to cover resales of the 2022 Notes by holders who satisfy certain conditions relating to the provision of information in connection with the shelf registration statement. If the Company fails to comply with certain obligations under the Registration Rights Agreement, it will be required to pay liquidated damages in the form of additional cash interest to the holders of the 2022 Notes.

The foregoing description of the Registration Rights Agreement is qualified by reference to the full text of the Registration Rights Agreement, a copy of which is attached hereto as Exhibit 4.2 and is incorporated herein by reference.

Underwriting Agreement

On August 8, 2013, the Company entered into an underwriting agreement with Barclays Capital Inc., as representative of the underwriters named therein (the “Underwriting Agreement”), for the issuance and sale of 38,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”) of the Company at a public offering price of $5.10 per share (the “Initial Shares”). The Underwriting Agreement also provided the underwriters with an option to purchase an additional 5,700,000 shares of Common Stock (the “Option Shares” and, together with the Initial Shares, the “Shares”) within 30 days of the date of the Underwriting Agreement. On August 8, 2013, the underwriters exercised their option to purchase the Option Shares in full. The offering of the Shares was completed on August 13, 2013.

The Underwriting Agreement contains customary representations, warranties, conditions to closing, termination provisions, indemnification and other obligations of and agreements by the Company and the underwriters, including for liabilities under the Securities Act.

The underwriters and their respective affiliates are full-service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters or their affiliates may perform various financial advisory, investment banking and commercial banking services from time to time for the Company and its affiliates under the Company’s senior secured revolving credit facility.  Accordingly, certain of the underwriters or their affiliates will receive a portion of the net proceeds from the offering of the Shares.

The foregoing description of the Underwriting Agreement is qualified by reference to the full text of the Underwriting Agreement, a copy of which is attached hereto as Exhibit 1.1 and is incorporated herein by reference.

The shares of Common Stock to be issued and sold pursuant to the Underwriting Agreement have been registered under the Securities Act pursuant to a Registration Statement on Form S-3 (No. 333-188640), which was filed with the U.S. Securities and Exchange Commission and became automatically effective on May 16, 2013.

The net proceeds to the Company from the offering of Common Stock will be approximately $215.2  million, after deducting the underwriting discount and estimated offering expenses. The Company intends to use the net proceeds from the offering to repay a portion of the outstanding borrowings under its senior secured revolving credit facility, which has been, and will continue to be, drawn upon to partially fund acquisitions of both leasehold and producing properties in core areas.

Item 2.03                   Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The 2022 Notes were issued pursuant to, and are governed by, the Indenture, which contains affirmative and negative covenants that, among other things, limit the ability of the Company and its subsidiaries that guarantee the 2022 Notes to incur indebtedness; purchase or redeem stock or subordinated indebtedness; make investments; create liens; enter into transactions with affiliates; sell assets; refinance certain indebtedness; merge with or into other companies or transfer substantially all of their assets; and, in certain circumstances, to pay dividends or make other distributions on stock. The Indenture also contains customary events of default. Upon the occurrence of certain events of default, the Trustee or the holders of the 2022 Notes may declare all outstanding 2022 Notes to be due and payable immediately.

The Company will pay interest on the 2022 Notes on February 15 and August 15 of each year, beginning on February 15, 2014. The 2022 Notes will mature on February 15, 2022.

At any time prior to August 15, 2017, the Company may redeem the 2022 Notes, in whole or in part, at a redemption price equal to 100% of their principal amount plus a make-whole premium, together with accrued and unpaid interest, if any, to the redemption date. The 2022 Notes will be redeemable, in whole or in part, on or after August 15, 2017 at redemption prices equal to the principal amount multiplied by the percentage set forth below, plus accrued and unpaid interest:

Year	Percentage
2017	104.625%
2018	102.313%
2019 and thereafter	100.000%

Additionally, the Company may redeem up to 35% of the 2022 Notes on or prior to August 15, 2016 for a redemption price of 109.250% of the principal amount thereof, plus accrued and unpaid interest, utilizing net cash proceeds from certain equity offerings. In addition, upon a change of control of the Company, holders of the 2022 Notes will have the right to require the Company to repurchase all or any part of their 2022 Notes for cash at a price equal to 101% of the aggregate principal amount of the 2022 Notes repurchased, plus any accrued and unpaid interest.

The 2022 Notes are guaranteed on a senior unsecured basis by all of the Company’s existing wholly owned subsidiaries and by any of the Company’s future restricted subsidiaries that guarantee its indebtedness under a credit facility. The 2022 Notes will be the Company’s general unsecured senior obligations and will rank equally in right of payment with the Company’s other unsecured senior indebtedness. The 2022 Notes will be effectively subordinate to all of the Company’s secured debt to the extent of the assets securing such debt.

A copy of the Indenture governing the 2022 Notes is attached hereto as Exhibit 4.1 and is incorporated herein by reference.

The offering of the 2022 Notes was conducted in accordance with the exemptions from the registration requirements of the Securities Act, afforded by Rule 144A and Regulation S under the Securities Act.

Item 8.01      Other Events.

On August 13, 2013, in connection with the proposed issuance and sale by the Company of the Shares, Mayer Brown LLP delivered an opinion of counsel to the Company, filed as Exhibit 5.1 to this Current Report on Form 8-K.

Item 9.01      Financial Statements and Exhibits.

(d)   Exhibits. The following exhibits are filed as part of this Current Report on Form 8-K:

Exhibit No.	Description

1.1	Underwriting Agreement, dated August 8, 2013, between Halcón Resources Corporation and Barclays Capital Inc., as representative of the underwriters named therein

4.1	Indenture, dated as of August 13, 2013, among the Company, the guarantors named therein and U.S. Bank National Association, as Trustee.

4.2	Registration Rights Agreement, dated as of August 13, 2013, between the Company and BMO Capital Markets Corp., on behalf of the initial purchasers named therein.

5.1	Opinion of Mayer Brown LLP.

10.1	Purchase Agreement, dated August 8, 2013, among the Company, the subsidiary guarantors named therein and BMO Capital Markets Corp., as representative of the initial purchasers named therein.

23.1	Consent of Mayer Brown LLP (included in its opinion filed herewith as Exhibit 5.1).

99.1	Press release issued by Halcón Resources Corporation dated August 8, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HALCÓN RESOURCES CORPORATION

August 13, 2013	By:	/s/ Mark J. Mize
	Name:	Mark J. Mize
	Title:	Executive Vice President, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Description
1.1	Underwriting Agreement, dated August 8, 2013, between Halcón Resources Corporation and Barclays Capital Inc., as representative of the underwriters named therein

4.1	Indenture, dated as of August 13, 2013, among the Company, the guarantors named therein and U.S. Bank National Association, as Trustee.

4.2	Registration Rights Agreement, dated as of August 13, 2013, between the Company and BMO Capital Markets Corp., on behalf of the initial purchasers named therein.

5.1	Opinion of Mayer Brown LLP.

10.1	Purchase Agreement, dated August 8, 2013, among the Company, the subsidiary guarantors named therein and BMO Capital Markets Corp., as representative of the initial purchasers named therein.

23.1	Consent of Mayer Brown LLP (included in its opinion filed herewith as Exhibit 5.1).

99.1	Press release issued by Halcón Resources Corporation dated August 8, 2013.